UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2019

Insys Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35902	51-0327886
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1333 S. Spectrum Blvd, Suite 100

Chandler, Arizona 85286

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (480) 500-3127

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

_	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company _

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  _

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2019, Insys Therapeutics, Inc. (the “Company”) exercised its authority pursuant to Mr. Motahari’s Employment Agreement via power of attorney to tender his resignation as a director of the Company (in connection with his resignation as Chief Executive Officer), effective immediately.  The Company is not aware of any disagreement that Mr. Motahari has with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Motahari was also a member of the Board’s Science and Research and Development Committee.  On April 17, 2019, the Board appointed Andrew G. Long, effective immediately, to serve as a member of the Board.  There is no arrangement or understanding between Mr. Long and any other person pursuant to which he was selected as a director, and Mr. Long does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

In addition, on April 17, 2019, the Company’s Board of Directors approved cash retention bonuses for each of Mr. Long, Chief Executive Officer of the Company; Andrece Housley, Chief Financial Officer of the Company; and Mark Nance, Chief Legal Officer and General Counsel of the Company, in the amounts of $1,100,000, $400,000 and $613,000, respectively.  The retention bonuses include certain terms and conditions, including full clawback if any such officer’s employment terminates under certain conditions within twelve months of the agreement date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2019	Insys Therapeutics, Inc.

	By:	/s/ Andrece Housley
Andrece Housley
Chief Financial Officer